Exhibit 10.13

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Settlement Agreement,” “Agreement,” or “Settlement”)1 is entered into between Plaintiff, Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian, on behalf of itself individually and as the representative of a class of Persons defined below (“Plaintiff”), and Defendants, CBL & Associates Properties, Inc. (“CBL Properties”), CBL & Associates Management, Inc. (“CBL Management”), CBL & Associates Limited Partnership (“CBL LP”) and JG Gulf Coast Town Center LLC (“JG Gulf Coast”).  JG Gulf Coast together with CBL Properties, CBL Management, and CBL LP are collectively referred to as “Defendants.”  Plaintiff and Defendants are collectively referred to in this Agreement as the “Parties.”

RECITALS

WHEREAS, on March 16, 2016, Plaintiff filed a putative class action lawsuit, and on July 1, 2016, filed a First Amended Class Action Complaint, in the United States District Court for the Middle District of Florida, Fort Myers Division, captioned Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian v. CBL & Associates Properties, Inc., et al., Case No. 2:16-CV-206 (the “Litigation”);

WHEREAS, in the Litigation, Plaintiff contends that Defendants overcharged tenants at bulk-metered malls for electricity, and in a manner that failed to comply with applicable law and the terms of the tenants’ respective lease agreements;

WHEREAS, on January 7, 2019, the Court entered an order (the “Class Certification Order”) certifying for class treatment Plaintiff’s claim that Defendants violated the Racketeer Influenced and Corrupt Organizations Act (“RICO”), 18 U.S.C. § 1962(a), (c)-(d), with the nationwide class defined as:

All tenants at shopping malls managed by CBL & Associates Management, Inc., whose electricity charges were determined based on a Valquest survey within the applicable limitations period;

WHEREAS, in the Class Certification Order, the Court also certified for class treatment Plaintiff’s claim that Defendants violated (i) Florida’s Civil Remedies for Criminal Practices Act (“Florida RICO”), Fla. Stat. §§ 772.103, 772.104(1), 777.011 and 777.03(1)(A), and (ii) the Florida Deceptive and Unfair Trade Practices Act (“FDUTPA”), Fla. Stat. §§ 501.201, et seq., with the Florida subclass defined as:

All tenants at shopping malls in Florida managed by CBL & Associates Management, Inc., whose electricity charges were determined based on a Valquest survey within the applicable limitations period;

WHEREAS, Plaintiff, in its individual capacity and not on behalf of a class, also maintains claims for (i) unjust enrichment against CBL Properties, CBL Management, and CBL LP, and (ii) breach of contract against JG Gulf Coast;

WHEREAS, following entry of the Class Certification Order, notice was disseminated to potential class members advising that the case was set for trial to begin on April 1, 2019, and that Class members had the right to opt out of the Litigation by submitting a request for exclusion by March 23, 2019 (the “March 2019 Class Notice”);

[1]	Unless otherwise stated, capitalized terms shall have the meanings ascribed to them in Section I of this Settlement Agreement.

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WHEREAS, in response to the March 2019 Class Notice, the Class members identified in Exhibit [XX] to this Agreement submitted a request for exclusion prior to March 23, 2019;

WHEREAS, the Parties have engaged in settlement discussions to determine whether they could reach a consensual resolution of the Litigation;

WHEREAS, in an effort to facilitate a resolution, the Parties engaged in three mediation sessions, including two sessions conducted by Rodney A. Max (the “Mediation”);

WHEREAS, the Parties have reached an agreement to resolve the Litigation, subject to the terms set forth in this Settlement Agreement;

WHEREAS, Plaintiff’s attorneys have thoroughly investigated the relevant facts regarding Defendants’ electricity charges to tenants; Defendants’ policies, practices, and procedures regarding the same; and the law relating to the Parties’ claims and defenses before determining whether the Litigation should be resolved by entering into this Settlement Agreement;

WHEREAS, Defendants specifically deny all wrongdoing or liability and assert that their actions have at all times been lawful and proper, but, solely as a compromise and for the purpose of avoiding the inconvenience, expense, and risk of further litigation, Defendants have agreed to settle all claims, demands, and liabilities between Defendants, on the one hand, and Plaintiff and the Settlement Class, on the other, including all claims that have been asserted, or could have been asserted, in the Litigation; and

WHEREAS, Plaintiff and its counsel believe that the claims asserted in the Litigation have merit but have concluded that the terms and conditions set forth in this Settlement Agreement are fair, reasonable, adequate, and in the best interests of Plaintiff and the Settlement Class as a means of resolving the Litigation, considering (1) the benefits to Plaintiff and the Settlement Class under this Settlement, (2) Defendants’ demonstrated willingness to vigorously defend the merits of Plaintiff’s claims and to ultimately appeal the Class Certification Order and any judgment at trial if the Litigation is not resolved by settlement, (3) the attendant risks, costs, uncertainties, and delays of proceeding with the Litigation; and (4) Defendants’ financial condition.

NOW, THEREFORE, it is agreed, by and among the undersigned, that the Litigation shall be settled on the terms and conditions set forth herein, subject to judicial approval.

I.	DEFINITIONS

“Administration Costs” shall mean (i) the costs and expenses associated with the production and dissemination of the Class Notice, and (ii) the costs and expenses of the Settlement Administrator in carrying out its responsibilities as set forth in this Agreement.

“Approved Claims” shall mean the aggregate of all claims submitted by Former Tenants in accordance with the Final Order and Judgment and approved by the Settlement Administrator.

“Attorneys’ Fee Order” shall mean the Court’s Order on the Fee and Expense Application as contemplated in Section VIII of this Agreement.

“CBL” shall mean CBL & Associates Properties, Inc., CBL & Associates Management, Inc., CBL & Associates Limited Partnership, and JG Gulf Coast Town Center LLC.

“CBL Properties” shall mean CBL & Associates Properties, Inc.

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“CBL Management” shall mean CBL & Associates Management, Inc.

“CBL LP” shall mean CBL & Associates Limited Partnership.

“Claim Form” shall mean the form that Former Tenants are required to complete and mail to the Settlement Administrator in order to receive payment, which is identical in all material respects to that attached hereto as Exhibit 5.  The Claim Form will require Claimants to:

(a)identify (1) the full legal name of the individual or entity that entered into the lease at the shopping mall managed by CBL Management, (2) the DBA (if any), (3) the Claimant’s store number or other identifier for the specific location leased (if any), (4) the name of the shopping mall where the individual or entity was a tenant, and (5) the approximate dates the individual or entity was a tenant at that shopping mall;

(b)include (1) address information for the receipt of payment (street address, city, state and zip code, email address, contact phone number), and (2) the recipient individual’s or recipient entity’s Tax Identification Number;

(c)affirm (1) that they are the proper individual or entity entitled to receive payment under the Settlement Agreement, and (2) that they have not been in bankruptcy during the Class Period (or, if they have been in bankruptcy during the Class Period, that they are the proper party to receive payment under the Settlement Agreement as demonstrated by supporting documentation to be submitted with the Claim Form); and

(d)fully complete and sign (by the Claimant or its authorized representative) that the information is “TRUE AND ACCURATE” (but will not be required to be signed under “penalty of perjury” ).  Claimants whose name does not match the legal name on the lease (or Claimants who have been in bankruptcy during the Class Period) will be required to complete a Supplemental Page to the Claim Form which will require a notarized signature and state that it is signed under “penalty of perjury.”  However, with respect to this Supplemental Page only, failure to submit this form by the Claims Deadline will not render a claim untimely, provided that such form is submitted timely per requests or instructions of the Settlement Administrator.

“Claimant” shall mean any Former Tenant who submits a Claim Form to the Settlement Administrator.

“Claims Deadline” shall mean the date by which all Claim Forms must be postmarked and sent to the Settlement Administrator to be considered timely and shall be set, subject to approval by the Court, on a date thirty (30) days after the Final Approval hearing.  The Claims Deadline shall be clearly set forth in the Short Form Class Notice, the Long Form Class Notice, the Claim Form, and on the Settlement Website.

“Class Counsel” shall mean the attorneys for the Settlement Class: David M. Buckner, Seth E. Miles, and Brett E. von Borke of Buckner + Miles; Steve W. Berman and Thomas E. Loeser of Hagens Berman Sobol Shapiro LLP; and Benjamin H. Yormak of Yormak Employment & Disability Law.

“Class Notice” shall mean the Short Form Class Notice, Long Form Class Notice, and the Settlement Website, collectively.

“Class Period” shall mean the period between January 1, 2011 and the date of entry of the Preliminary Approval Order.

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“Class Representative” shall mean the named Plaintiff in the Litigation:  Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian.

“Common Fund” shall mean the total value of the Settlement, which shall never, in any event, exceed Ninety Million Dollars ($90,000,000.00) and is comprised of the cash payments to Former Tenants, the credits to be provided to Current Tenants, the attorneys’ fees and expenses to Class Counsel, the Incentive Award to the Class Representative, and the non-monetary relief described in Section II of this Agreement.

“Confirmatory Discovery Materials” shall mean nonpublic and confidential information of the Defendants shared with Class Counsel for the sole purpose of confirming the accuracy of certain representations made by Defendants at the Mediation, as further described in Section __.

“Court” shall mean the United States District Court for the Middle District of Florida, where the Litigation is pending.

“Covered Mall” shall mean a retail shopping center managed by CBL Management during the Class Period where electricity charges to Tenants were determined and billed based on a Valquest survey.  The “Covered Malls” are specifically listed in Exhibit 1 to this Settlement Agreement.

“Credit Period” shall mean a five-year period following the Effective Date, beginning as soon as administratively feasible but not earlier than January 1, 2020.

“Currently Managed Covered Mall” shall mean a Covered Mall that is managed by CBL Management as of the date of the Preliminary Approval Order. The “Currently Managed Covered Malls” are specifically listed in Exhibit 2 to this Settlement Agreement.

“Current Tenant” shall mean a Settlement Class Member who, as of the date of the Preliminary Approval Order, remains a Tenant at a Currently Managed Covered Mall.

“Defendants” shall mean CBL & Associates Properties, Inc., CBL & Associates Management, Inc., CBL & Associates Limited Partnership, and JG Gulf Coast Town Center LLC.

“Defendants’ Counsel” shall mean Gregory C. Cook and L. Conrad Anderson IV of Balch & Bingham LLP; and Michael K. Alston and Samantha A. Lunn of Husch Blackwell LLP.

“Effective Date” shall mean the date five (5) business days after the date upon which the Final Approval Order becomes final and all times to appeal or otherwise seek review or reconsideration of the Final Approval Order have expired, whether by exhaustion of any possible appeal, lapse of time, or otherwise.

“Final Approval Hearing” shall mean the hearing to be held before the Court where Plaintiff will request that the Settlement Agreement receive Final Approval and that the Court approve the Fee and Expense Application and an Incentive Award to the Class Representative.

“Fee and Expense Application” shall mean the petition to be filed by Class Counsel requesting an award of attorneys’ fees and expenses from the Common Fund in the amounts set forth in Section VIII of this Agreement.

“Final Approval” shall mean the entry of the Final Order and Judgment.

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“Final Order and Judgment” shall mean a final order entered by the Court that grants approval of the Settlement following the Final Approval Hearing.  The Parties agree to work cooperatively to draft a proposed Final Order and Judgment that is consistent in all material respects with this Settlement Agreement.

“Former Tenant” shall mean a Settlement Class Member who, as of the date of the Preliminary Approval Order, is no longer a Tenant at a Currently Managed Covered Mall.

“Former Tenant Claimant” shall mean each Former Tenant that submits a Claim Form to the Settlement Administrator.

“JG Gulf Coast” shall mean JG Gulf Coast Town Center LLC.

“Incentive Award” shall mean the incentive award that the Court awards to the Class Representative pursuant to Section VII of this Agreement.

“Litigation” shall mean Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian v. CBL & Associates Properties, Inc., et al., Case No. 2:16-CV-206, currently pending in the United States District Court for the Middle District of Florida, Fort Myers Division, or any subsequent related case hereinafter filed pursuant to the terms provided herein.

“Long Form Class Notice” shall mean the non-summary notice that will be e-mailed or mailed by the Settlement Administrator on request from a Settlement Class Member and made available on the Settlement Website to all Settlement Class Members.  The Long Form Class Notice will be identical in all material respects to that attached hereto as Exhibit 3.

“Mediator” shall mean Rodney A. Max.

“Notice Date” shall mean the date by which the Notice Plan has been completely carried out and shall be a date no later than twenty-one (21) days after entry of the Preliminary Approval Order, or such other date as ordered by the Court.

“Notice Plan” shall mean the plan for disseminating notice of the proposed Settlement and of the Final Approval Hearing.  The Notice Plan will include Direct Notice and the maintenance of a Settlement Website, as set forth in Exhibit 6.

“Objection/Exclusion Deadline” shall mean (i) for objections, the date by which Tenants within the Settlement Class must file with the Court a written objection to this Settlement Agreement, and (ii) for exclusions, the date by which any Requests for Exclusion must be postmarked.  The Objection/Exclusion Deadline shall be the date thirty (30) days after the Notice Date, or such other date as ordered by the Court.

“Parties” shall mean Plaintiff and Defendants, collectively.

“Plaintiff” shall mean Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian.

“Preliminary Approval Order” shall mean an Order entered by the Court that grants preliminary approval to the Settlement in accordance with Section 4.1, certifies the Settlement Class, and approves the Notice Plan.  The Parties agree to work cooperatively to draft a proposed Preliminary Approval Order that is consistent in all material respects with this Settlement Agreement.

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“Released Claims” shall mean any and all claims, liabilities, demands, causes of action, or lawsuits of the Settlement Class Members as of the date of Final Approval, whether known or unknown (including Unknown Claims), whether legal, statutory, equitable, or of any other type or form, whether under federal, state, or local law, and whether brought in an individual, representative, or any other capacity, of every nature and description whatsoever relating in any way to electricity charges made, assessed or imposed by or on behalf of the Released Parties during the Class Period, including but not limited to any claims made in the Litigation or that relate to or arise out of any claim or allegation made in the Litigation or which could have been made in the Litigation.

“Released Parties” shall mean  CBL Properties, CBL Management, CBL LP, JG Gulf Coast, and all of their past, present, and future parents, subsidiaries, sister corporations, holding companies, divisions, affiliated companies and corporations (or other organizations), and each of its and their respective past, present and future directors, officers, managers, employees, general partners, limited partners, members, principals, agents, employees, insurers, reinsurers, shareholders, attorneys, advisors, representatives, predecessors, successors, transferees, administrators, executors, insurers, assigns and legal representatives.

“Request for Exclusion” shall mean a request that complies with paragraph 10 in the Long Form Class Notice, attached hereto as Exhibit 3.

“Settlement” shall mean the compromise and settlement agreement embodied in this Settlement Agreement.

“Settlement Administrator” shall mean AB Data, or such other person as the Parties’ shall later mutually agree in writing and who agrees to accept such responsibility, as described in this Agreement.

“Settlement Class” shall mean all Tenants whose electricity charges were determined based on a Valquest survey during the Class Period.  Excluded from the term “Settlement Class” are governmental agencies or entities and any tenant who excluded themselves, by location, following the March 2019 Class Notice.

“Settlement Class Member” shall mean a Tenant falling within the definition of the Settlement Class that has not submitted a valid and timely Request for Exclusion from the Settlement Class.

“Short Form Class Notice” shall mean the summary notice distributed to potential Settlement Class Members, as provided herein, and identical in all material respects to that attached hereto as Exhibit 4.

“Tax Identification Number” shall mean Federal Employer Identification Number or Social Security Number of the Tenant.

“Tenant” shall mean each individual or entity having a lease for a specific location at a Covered Mall during the Class Period.  Each such lessee shall be treated as a separate Tenant with respect to each specific leased space for purposes of determining the type and amount of relief available under this Settlement Agreement and for purposes of submitting a Claim Form. To the extent a payment is due under this Settlement, it will be made to each individual Tenant.  To the extent a credit is due under this Settlement, it will be made to each individual Tenant.

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“Unknown Claims” shall mean any Released Claims that any Settlement Class Members do not know or suspect to exist in their favor at the time of the release of the Released Parties and which, if known by them, might have affected their settlement with and release of the Released Parties.  Without admitting that California law in any way applies to this Agreement, with respect to any and all Released Claims, the Parties agree that, upon the entry of the Final Order and Judgment, Plaintiff and all Settlement Class Members shall be deemed to have, and by operation of the Final Order and Judgment shall have, expressly waived the provisions, rights, and benefits of California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Plaintiff and all other Settlement Class Members shall be deemed to have, and by operation of the Final Order and Judgment shall have, expressly waived all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code § 1542.  Plaintiff and all other Settlement Class Members shall be deemed by operation of the Final Order and Judgment to have acknowledged that the foregoing waiver was separately bargained for and is a key element of the Settlement of which this release is a part.

II.	SETTLEMENT RELIEF

2.1.Common Fund

The Parties agree that the total value of this Settlement is Ninety Million Dollars ($90,000,000.00) and is comprised of the cash payments to Former Tenants, the credits to be provided to Current Tenants, the attorneys’ fees and expenses to Class Counsel, the Incentive Award to the Class Representative, payments for notice and claims administration, and the prospective relief to the Settlement Class, all as further described below (the “Common Fund”).

2.2.Plan of Allocation

Total damages of Sixty Million Dollars ($60,000,000.00) (the “Net Settlement Fund”) will be allocated into two claims lots based on the number of Former Tenants that incurred CEE charges during the Class Period and the number of Current Tenants that incurred CEE charges during the Class Period. The initial allocation formula shall be as follows:

“Former Tenant Allotment”: $60M x (# of Former Tenants / # of Former Tenants + # of Current Tenants)

“Current Tenant Allotment”: $60M x (# of Current Tenants / # of Former Tenants + # of Current Tenants)

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After the Net Settlement Fund has been allocated into the Former Tenant Allotment and the Current Tenant Allotment, then the amount to which each Settlement Class Member is entitled to receive (the “Settlement Award”) shall be determined as follows:

Former Tenants: The total CEE charges incurred by the Former Tenant Claimant during the Class Period (the numerator) shall be divided by the total CEE charges incurred during the Class Period by all Former Tenants plus those Former Tenants who opt out of the Settlement Class (the denominator).  The allocated percentage shall then be multiplied by the Former Tenant Allotment, and that total shall be that Former Tenant Claimant’s Settlement Award.

Current Tenants: The total CEE charges incurred by the Current Tenant during the Class Period (the numerator) shall be divided by the total CEE charges incurred during the Class Period by all Current Tenants plus those Current Tenants who opt out of the Settlement Class (the denominator).  The allocated percentage shall then be multiplied by the Current Tenant Allotment, and that total shall be that Current Tenant’s Settlement Award.

After the Settlement Award for each Former Tenant Claimant and Current Tenant is determined, the following adjustments will be made on a per Tenant basis:

Adjustments for Amounts Owed: Settlement Awards will be reduced by any documented amounts currently due and owing to the Defendants or any of their affiliates by any person or entity (regardless of location) that is the Former Tenant Claimant or the Current Tenant.  Such amounts may include outstanding accounts receivable balances, notes receivable, late charges, uncollected rents, charges, fees or costs, rent or other charges which Defendants or any of their affiliates have foreborne2 (during the Class Period only) and any amount owed to any Defendant or any entity affiliated with any Defendant in open or closed bankruptcy proceedings.  For Current Tenants, any such Adjustments will be made ratably over the Credit Period.

Future Adjustments for Current Tenants for Future Amounts Owed: Settlement Awards for Current Tenants will be reduced, at the time of each credit during the Credit Period, by any documented amounts currently due and owing to the Defendants or any of their affiliates by any person or entity (regardless of location) that is the Current Tenant. Such amounts may include outstanding accounts receivable balances, notes receivable, late charges, uncollected rents, charges, fees or costs, rent or other charges which Defendants or any of their affiliates have foreborne (during or after the Class Period only) and any amount owed to any Defendant or any entity affiliated with any Defendant in open or closed bankruptcy proceedings.

[2]

Without limitation, an example of such a forbearance would be certain letter agreements (“Special Letter of Agreement”) which are sometimes entered with a tenant abating a certain portion of the rent due under the existing lease because the tenant is unable to make full payments as a result of financial difficulties, thus allowing a tenant to pay less rent than is required under the existing lease.  A lease renewal or extension would not qualify as an example of such forbearance, and such lease renewals and extensions will have no effect on Settlement Awards under this Settlement Agreement.

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Former Tenants and Current Tenants shall be compensated from the Net Settlement Fund in the form of cash payments and credits, respectively, subject to the requirements, conditions, and exceptions set forth in this Agreement. It is understood and agreed that the Net Settlement Fund represents Defendants’ maximum monetary obligations to Former Tenants and Current Tenants under this Settlement Agreement, and Defendants shall have no further obligations to any Settlement Class Member, including both Current Tenants and Former Tenants.

2.3.Claims Process—Former Tenants

Each Former Tenant who submits a Claim Form to the Settlement Administrator (“Claimant”) in accordance with Section 2.3.1 below that is found to be valid, as provided herein, shall be entitled to a single payment, subject to the terms and conditions set forth herein. A Claim Form must be submitted for each specific location previously leased by a Former Tenant.  Any Claim Form which includes a Claim for more than one leased location shall be rejected by the Settlement Administrator, and the Settlement Administrator shall provide notice of such rejection to such Claimant.  Said Claimant shall then be provided no more than fourteen (14) days to resubmit compliant Claim Forms for each specific location.  If said Claimant fails to comply within the fourteen (14) days provided, then the Settlement Administrator shall disregard the Claim Form and deem the claim(s) as waived.

Former Tenants who were in bankruptcy during or after the Class Period (i.e., before submitting a claim) shall be required to state that they are (or have been) in bankruptcy, that they are the individual or entity entitled to receive payment of the Settlement Award, and to submit documentation establishing their legal authority to receive payment of the Settlement Award.

2.3.1.Submission of Claims—Former Tenants

Former Tenants shall not be entitled to any payment if they fail to timely submit a valid Claim Form substantially in the form attached hereto as Exhibit 5, which shall be made available on the Settlement Website and upon request to the Settlement Administrator. All Claim Forms must be mailed to the Settlement Administrator and postmarked by the Claims Deadline. A Claim Form is invalid if it does not contain all required information and certifications, is not signed by the Claimant (or its authorized representative), or is not timely mailed.  A Supplemental Page is invalid if not notarized.

2.3.2.Claims Processing—Former Tenants

The Settlement Administrator shall process all Claim Forms submitted by Former Tenants and shall determine which claims are initially approved and which claims are initially rejected.  The Settlement Administrator shall confirm that each Claim Form submitted (1) is timely, (2) contains all of the required information and certifications set forth herein, (3) is signed by the Claimant (or its authorized representative), and (4) is attested (and with respect to a Supplemental Page, is notarized).  The Settlement Administrator shall assign each Claim Form a claim identification number (“Claim ID”).  The Settlement Administrator shall then prepare an electronic Excel spreadsheet (the “Claims List”) listing, by Claim ID, the information provided by each Claimant on the Claim Form, including:  (1) the name of the individual or entity that entered into the lease, (2) the DBA (if any), (3) the store number or other identifier for the specific location leased (if any), (4) the name of the shopping mall where the individual or entity claimed to be a Tenant, (5) the dates that the individual or entity claimed to be a Tenant, and (6) whether or not the Claimant indicated a bankruptcy on the Claim Form.  The Claims Administrator, shall then compute the amount to be paid to each Claimant in the manner set forth in this Agreement and supply the computed amount on the Claims List.

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If information provided in the Claim Form is contradicted by the records of Defendants, the Settlement Administrator shall have the authority to notify the Former Tenant and request any additional information. After receiving the Claims List, CBL will then provide to Class Counsel any proposed changes to this Claims List due to Adjustments for Amounts Owed, as set forth above.  To the extent that Class Counsel or CBL has any questions or disputes with such Adjustments or with the Claims List, the Parties will work cooperatively to request and/or review all relevant records and work toward an agreeable resolution.  If the Parties are unable to reach a mutually agreeable resolution, the Settlement Administrator shall make a final determination which shall be binding.  Upon such resolution, the Settlement Administrator shall issue a Final Claims List containing all amounts to be paid.

2.3.3.Payment of Claims—Former Tenants

After the resolutions of all claims and the passing of the Effective Date, Defendants shall send payment to an escrow account maintained by the Settlement Administrator in an amount sufficient to pay all claims listed on the Final Claims List (the “Approved Claims”).  The Settlement Administrator shall then issue settlement checks from the escrow account to the Former Tenants listed on the Final Claims List in the amounts of the Settlement Awards indicated on the Final Claims List. Once Defendants send funds for the payment of the Approved Claims, Defendants’ payment obligations to the Former Tenants under this Agreement shall be deemed to have been fully satisfied.  Any of the Defendants’ funds remaining in the escrow account after the settlement checks have been issued to the Former Tenants listed on the Final Claims List shall be returned to Defendants within the time specified in the following paragraph of this Agreement.

2.3.4.Deadline for Cashing Checks

Former Tenants shall have 180 days from the date a settlement check is issued (the date printed on the settlement check) to cash the check.  All payments to Former Tenants via check will state on the face of the check that the check will expire and become null and void unless cashed within 180 days after the date of issuance.  To the extent a check issued to a Former Tenant is not cashed within 180 days after issuance, the Former Tenant who filed the claim shall have its claim deemed withdrawn.  If any settlement checks are returned, the Settlement Administrator shall attempt to obtain a new mailing address by taking the steps described in Section 3.2.1.   If, after a second mailing, the settlement check is again returned, no further efforts need be taken by the Settlement Administrator to resend the check. Any amounts left unused from any checks which are not cashed within 180 days shall first be used to pay the Settlement Administrator for the costs and fees of the Settlement Administration and then any remaining unused funds shall be returned to the Defendants.

2.4.Rent Credits—Current Tenants

Current Tenants shall not be required to submit a Claim Form and shall receive their Settlement Awards via credits against rents and other charges ratably over the Credit Period in a reasonable manner as determined by Defendants and made not less than quarterly until the Settlement Award is satisfied.   In the future (that is, after the Class Period), if a Current Tenant renegotiates their lease or enters a new lease in the future (that is, after the Class Period), or terminates their lease and enters into a lease termination agreement, the credits under this Settlement Agreement may be part of any such renegotiation or new agreement.

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2.5.Offsets and Limitations to Receipt of Monetary Settlement Award—Former

Tenants & Current Tenants

Lease Maturity of a Current Tenant. Settlement Awards to Current Tenants that cease to be a tenant at a Currently Managed Covered Mall after entry of the Preliminary Approval Order will receive any Settlement Award outstanding as periodic cash payments during the Credit Period, made not less than annually until the Settlement Award is satisfied.

Change In Management or Disposition of Currently Managed Covered Mall. If a disposition, change in management or other transaction involving a Covered Mall causes the administration of the Settlement Award in the form of a credit to be no longer feasible, Current Tenants at that Covered Mall at the time of the event will receive any Settlement Award outstanding as periodic cash payments during the Credit Period, made not less than annually until the Settlement Award is satisfied.  For purposes of clarity, a change in mall management shall not operate to reduce or eliminate any obligation by CBL to such Current Tenants under this Agreement.

Released Claims. Former and Current Tenants who have contractually agreed in writing to release claims against the Defendants or their affiliates in full as part of a settlement or compromise separate from this Litigation may not recover any part of their Settlement Award that accrued during the period of time covered by that release.  For purposes of clarity, a renewal or extension of a lease during the Class Period shall not qualify as such a contractual agreement, and such lease renewals and extensions will have no effect on Settlement Awards under this Settlement Agreement, unless otherwise addressed therein.

2.6.Entire Monetary Obligation

It is understood and agreed that Defendants’ payment obligations under this Settlement Agreement will be fully discharged by payment of the amounts due in compliance with this Agreement, and that Defendants shall have no other monetary obligations to the Settlement Class, nor any obligations to make any other payments to Settlement Class Members under this Agreement.  Under no circumstances shall Defendants’ monetary obligations to the Settlement Class exceed Sixty Million Dollars ($60,000,000.00).

2.7.Prospective Relief

Defendants have agreed to implement changes to their business practices, policies and procedures concerning electricity charges to tenants for a period of five (5) years beginning on the date of Preliminary Approval, including but not limited to the following:

(a)	Continue in force the implemented changes to procedures ensuring that the rates for electricity charged to Tenants in Virginia and Florida are the same as the rates paid by Defendants; and
(b)	Provide disclosures to all Current Tenants and new Tenants regarding the practices and procedures for electricity charges in substantially the same form as attached hereto as Exhibit 8;

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III.	NOTICE TO THE CLASS

3.1.Identification of Settlement Class Members

The Parties shall jointly work to develop a list of the individuals and entities within the Settlement Class and the best address for each (the “Notice List”).  The Parties shall provide the Notice List to the Settlement Administrator as soon as practicable, and in time for the Settlement Administrator to comply with its duties set forth herein.

3.2.Notice to the Class

Upon entry of the Preliminary Approval Order, the Parties shall cause the Settlement Administrator to implement the Notice Plan, the costs of which shall be considered Administration Costs.  Such Notice Plan shall comport with Due Process and shall include the following components:

3.2.1.Direct Notice

Within twenty-one (21) days after entry of the Preliminary Approval Order, or such other date ordered by the Court, the Settlement Administrator shall disseminate by first class mail the Short Form Class Notice, substantially identical to Exhibit 4, to the individuals and entities identified in the Notice List.  The Settlement Administrator will use the mailing address provided in the Notice List and will cross-reference this information with the United States Postal Services’ change of address database to confirm its accuracy.  The Settlement Administrator shall also re-mail the Short Form Class Notice once for any returned addresses.

3.2.2.Settlement Website

Within twenty-one (21) days after entry of the Preliminary Approval Order, the Long Form Class Notice shall be published on a website to be maintained by the Settlement Administrator (the “Settlement Website”).  The Parties will use their best efforts to have ownership of the domain for the previously-created website (www.CBLElectricityLawsuit.com) transferred to the Settlement Administrator, if necessary.  The Settlement Website shall include pertinent case information and documents (including, but not limited to, all relevant pleadings and motions and this Settlement Agreement), as well as the ability to download the Long Form Notice substantially in the form of Exhibit 3.  On the Settlement Website, Former Tenants will be able to download a Claim Form substantially in the form of Exhibit 5.  Former Tenants may also receive a Claim Form by sending a request, via mail or e-mail, to the Settlement Administrator.  The Settlement Administrator will disable the Settlement Website after all Settlement checks have been cashed or have expired.

3.3.Exclusions

The Class Notice shall advise the Settlement Class Members of their right to exclude themselves from the Settlement Class.  Settlement Class Members shall be permitted to exclude themselves from the Settlement Class by complying with the requirements set forth in the Preliminary Approval Order and the Class Notice.  A Request for Exclusion must be postmarked on or before the Objection/Exclusion Deadline.  In order to exercise the right to be excluded, a Settlement Class Member must timely mail a written and signed Request for Exclusion to the Settlement Administrator, for each separate location leased, providing (1) the name and case number of this Litigation, (2) the full legal name of the individual or entity that entered into the lease at the shopping mall managed by CBL Management, (3) the name and address of the shopping mall where the individual or entity was a tenant, and (4) the approximate dates the individual or entity was a tenant at that shopping mall.  Any Requests for Exclusion that do not include all of the foregoing information, or that are sent to an address other than that designated in the Notice, or that are not postmarked within the time specified, shall be deemed to be invalid and the individuals or entities serving such a Request shall be Settlement Class Members and bound by the Settlement Agreement, if approved.

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Any individual or entity in the Settlement Class who successfully submits a Request for Exclusion shall not:  (i) be bound by any orders or the Final Order and Judgment; (ii) be entitled to relief under this Settlement Agreement; (iii) gain any rights by virtue of this Settlement Agreement; or (iv) be entitled to object to any aspect of this Settlement Agreement.  The Request for Exclusion must be signed by an individual with legal authority to act on behalf of the Tenant.  So-called “mass” or “class” opt-outs shall not be allowed.

3.4.Prior Requests for Exclusion.

The individuals and entities listed on Exhibit 7 hereto submitted a valid request for exclusion in response to, and in accordance with, the March 2019 Class Notice and are excluded from the Settlement Class as if a Request for Exclusion was submitted in accordance with Section 3.3 of this Agreement, without the need to submit an additional Request for Exclusion.

3.5.Objections

Settlement Class Members shall be permitted to object to the Settlement, provided that they comply with the requirements for filing an objection as set forth in the Preliminary Approval Order and the Class Notice.  The Class Notice shall advise the Settlement Class Members of their rights to object to the Settlement Agreement.  Any objections must be filed on or before the Objection/Exclusion Deadline approved by the Court and specified in the Class Notice. The Parties will request that the Court order that all objections must be in writing, signed by the objecting individual or entity, and must include:

(a)The full legal name(s) of the objecting individual(s) or entity(ies) that entered into the lease at the shopping mall(s) managed by CBL Management, their address(es), email address(es), and telephone number(s);

(b)The name(s) of the shopping mall(s) where each individual or entity was a tenant;

(c)The approximate dates each individual or entity was a tenant at that/those shopping mall(s);

(d)A written statement of all objection(s) to the settlement, as well as the specific reason for each objection, and any legal or factual support for each objection;

(e)A description of all evidence to be presented at the Final Approval Hearing in support of the objection, including a list of any witnesses, a summary of the expected testimony from each witness, and a copy of any documents or other non-oral material to be presented (which evidence must be attached to the objection);

(f)The identity of all counsel who represent the objecting individual(s) or entity(ies), the fee application, or the application for service awards;

(g)A statement regarding whether the objecting individual(s) or entity(ies), or their counsel, intend to appear and argue at the Final Approval Hearing, identifying the person(s) who will appear;

(h)Four dates at least ten days before the Final Approval Hearing on which the objecting individual(s) or entity(ies) will be available to be deposed by lawyers for the Parties;

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(i)The number of times in which the objecting individual’s or entity’s counsel and the counsel’s law firm have objected to a class action settlement within the five years preceding the date of the filing of the objection in this case, the caption of each case in which counsel or the firm made such objection, and a copy of all orders related to or ruling upon counsel’s or the firm’s prior objections that were issued by the trial or appellate courts in each case; and

(j)All agreements that relate to the objection in this case or the process of objecting, whether written or verbal, between or among the objecting individual or entity, their counsel, and/or any other person or entity.

A Settlement Class Member may not both opt out of the Settlement and object to the Settlement. If a Settlement Class Member submits both a Request for Exclusion and objects, the Request for Exclusion will control.  Although an objector’s attendance at the Final Approval Hearing is not mandatory, an objector who intends to attend the Final Approval Hearing must so indicate in its written objection.

3.6.Effect of Failing to Object

Any Settlement Class Member who fails to timely file a written objection with the Court in accordance with the terms of Section 3.5 and with the Class Notice shall not be permitted to object to this Settlement Agreement, shall be foreclosed from seeking any review of this Settlement Agreement by appeal or other means, and shall be deemed to have waived its objections and be forever barred from making any such objections in the Litigation or in any other proceeding related to the Litigation and/or the Released Claims.

IV.	PRELIMINARY APPROVAL, FINAL APPROVAL, AND CERTIFICATION OF SETTLEMENT CLASS

4.1.Motion for Preliminary Approval and Preliminary Certification of the Settlement Class

As soon as practicable after execution of this Agreement, Plaintiff shall move for (i) preliminary approval of the Settlement, (ii) preliminary appointment of the Class Representative and Class Counsel, and (iii) for purposes of this Settlement only, preliminary and conditional certification of the Settlement Class.  Plaintiff will also request a Final Approval Hearing date that is approximately one hundred (100) days from the entry of the Preliminary Approval Order.

4.2.Motion for Final Approval and Final Certification of the Settlement Class

At least fourteen (14) days prior to the Final Approval Hearing, or by some other date if so directed by the Court, Plaintiff will move for (i) final approval of the Settlement, (ii) final appointment of the Class Representative and Class Counsel, and (iii) final certification of the Settlement Class, and file a memorandum in support of the motion for final approval.

4.3.Certification for Settlement Purposes Only

Defendants agree not to oppose certification of the Settlement Class only for the limited purpose of effectuating this Settlement Agreement.  If the Settlement Agreement is not preliminarily or finally approved in all material respects, Defendants maintain all rights to appeal or otherwise challenge the Class Certification Order, and neither this Agreement nor Defendants’ non-opposition to certification for purposes of this Settlement may be cited as an admission by Defendants of the propriety of class certification.

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4.4.Vacating Settlement Certification and Reservation of Rights

The certification of the Settlement Class shall be binding only with respect to the settlement of the Litigation.  If the Settlement Agreement is not approved, the Settlement is terminated, or the Settlement is reversed, vacated, or modified in any material respect by the Court or any other court, the certification of the Settlement Class shall be vacated, the Litigation shall proceed as though the Settlement Class had never been certified, and no reference to the prior Settlement Class or any documents related solely thereto shall be made for any purpose relating to class certification.

V.	RELEASE

5.1.Released Claims and Parties

Upon entry of the Final Approval Order, the Settlement Class Members, on behalf of themselves, their predecessors, successors, assigns, and beneficiaries, shall be deemed to have, and by operation of the Final Order and Judgment shall have, fully, finally, and forever released, relinquished and discharged the Released Parties from and for any and all liability for the Released Claims, and shall be forever enjoined from the prosecution of each and every Released Claim against any and all of the Released Parties, provided, however, that nothing herein is meant to bar any claim seeking enforcement of this Agreement or court orders relating to it.

VI.	SETTLEMENT ADMINISTRATION

6.1.Settlement Administrator

The Settlement Administrator shall administer the Settlement consistent with this Agreement subject to the supervision of Class Counsel, and with the supervision of the Court as circumstances may require.

6.2.Settlement Administrator’s Obligations

The Settlement Administrator shall, under the supervision of the Court and Class Counsel, administer the relief provided by this Settlement Agreement by processing Claim Forms in a rational, responsive, cost-effective, and timely manner.  The Settlement Administrator shall maintain reasonably detailed records of its activities performed under this Settlement Agreement.  The Settlement Administrator shall maintain all such records as are required by applicable law in accordance with its normal business practices and such records will be made available to Class Counsel and Defendants’ Counsel upon request.  The Settlement Administrator shall provide the Notice described herein to the Settlement Class Members as identified by the Parties and shall also provide the notices required by 28 U.S.C. § 1715 to the appropriate state and federal officials.  The Settlement Administrator shall also provide reports and other information to the Court as the Court may require.  The Settlement Administrator shall provide Class Counsel and Defendants’ Counsel with information concerning Class Notice, the Notice Plan, Claims filed and approved, Claims filed and disallowed, and the administration and implementation of the Settlement Agreement.

Without limiting the foregoing, the Settlement Administrator shall:

(a)Send the notice of the proposed Settlement and the materials required by 28 U.S.C. § 1715 to the appropriate state and federal officials within ten (10) days of the filing of the Motion for Preliminary Approval and provide Defendants’ Counsel and Class Counsel with proof of service;

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(b)Send notice to the Settlement Class Members identified on the Notice List prepared and provided by the Parties;

(c)Forward to Defendants’ Counsel, with copies to Class Counsel, all original documents and other materials received in connection with the administration of the Settlement Agreement, and all copies thereof;

(d)Receive requests from individuals and entities within the Settlement Class to exclude themselves from the Settlement Class and promptly provide Class Counsel and Defendants’ Counsel a copy of said requests, regardless of whether the Settlement Administrator receives the exclusion request before or after the deadline for the submission of such forms and requests;

(e)Provide weekly reports to Class Counsel and Defendants’ Counsel, including without limitation, reports regarding the number of Claim Forms received; and

(f)Upon receipt of reasonable notice from Class Counsel or Defendants’ Counsel, make available for inspection at any time all Claim Forms and any other documents or correspondence relating to the Settlement.

6.3.Information about Administration Process

Class Counsel and Defendants’ Counsel each agree to keep all information about the Settlement Administration process—including without limitation all information received pursuant to Section 9.1 of this Agreement, such as claims reports, information concerning opt-outs, the Final Claims List, and information about Settlement Class Members—confidential and may use it only for purposes of effectuating this Agreement.  Notwithstanding the foregoing, as required by the Court or to effectuate the intent of this Agreement, the Parties may disclose:  opt-outs, objections, claims and other documents as necessary to enforce the terms and conditions of this Agreement.

VII.	INCENTIVE AWARD TO CLASS REPRESENTATIVE

Class Counsel will request, subject to the Court’s approval, an Incentive Award for the Class Representative of not more than Fifty Thousand Dollars ($50,000.00) in recognition of the time and effort devoted to the Litigation.  Defendants will not object to the request for an Incentive Award to the Class Representative of not more than the foregoing amount.  Defendants shall issue a check for the Incentive Award in the approved amount made payable to the Class Representative and delivered to Class Counsel within ten (10) days of the Effective Date.  The Incentive Award is in addition to any amounts that the Class Representative may be entitled to receive under the Settlement Agreement as a Settlement Class Member.  In no event shall Defendants have any obligation to pay more than Fifty Thousand Dollars ($50,000.00) for such Incentive Award.

Notwithstanding any contrary provision of this Agreement, the allowance or disallowance (in whole or in part) by the Court of any application for the Incentive Award shall be considered by the Court separately from its consideration of the fairness, reasonableness, and adequacy of the Settlement, and any order or proceedings relating to the allowance or disallowance of the Incentive Award, or any appeal of any order relating thereto, shall not operate to terminate or cancel this Agreement or be deemed material thereto.

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VIII.	ATTORNEYS’ FEES & EXPENSES

Class Counsel will submit to the Court its Fee and Expense Application seeking not more than attorneys’ fees of Twenty Seven Million Dollars ($27,000,000.00) and expenses of not more than One Million Dollars ($1,000,000.00), for a total award of not more than Twenty Eight Million Dollars ($28,000,000.00), to be paid from the Common Fund.  Defendants agree not to object to the Fee and Expense Application seeking payment of not more than the foregoing amounts.  In the event that Class Counsel requests that the Court award, or the Court awards, attorneys’ fees and expenses in an amount greater than Twenty Eight Million Dollars ($28,000,000.00), Defendants may terminate this Settlement Agreement.  In no event shall Defendants have any obligation to pay more than Twenty Eight Million Dollars ($28,000,000.00) for attorneys’ fees and expenses.

Class Counsel will file its Fee and Expense Application no later than fourteen (14) days prior to the Final Approval Hearing.  Notwithstanding any contrary provision of this Agreement, the Court’s consideration of the Fee and Expense Application is to be conducted separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the remaining provisions of this Settlement Agreement. The Parties also agree that the allowance or disallowance of the requested Attorneys’ Fees and any proceedings incident thereto, including any appeal thereof, shall not operate to terminate or cancel this Agreement or be deemed material thereto.

Class Counsel shall provide Defendants with a completed W-9 before the payment of the award of attorneys’ fees and costs is due.  Defendants shall have no obligation to pay Class Counsel any amounts set forth in the Attorneys’ Fee Order until the Effective Date.  Within ten (10) business days after the Effective Date, Defendants shall pay Class Counsel the amount awarded by the Court in the Attorneys’ Fee Order up to a maximum of Twenty Three Million Dollars ($23,000,000.00).  The balance of the amount awarded by the Court in the Attorneys’ Fee Order shall be paid by Defendants on or before July 1, 2020, unless the Effective Date has not occurred by such date, in which case the entire amount awarded by the Court in the Attorneys’ Fee Order shall be paid within ten (10) days of the Effective Date.

IX.	CONTINGENCIES & RIGHT TO TERMINATE AGREEMENT

9.1.Confirmatory Discovery

This Settlement Agreement is contingent on Class Counsel’s review of the Confirmatory Discovery Materials.  Class Counsel’s review of Confirmatory Discovery Materials shall be completed, as confirmed in writing to Defendants’ Counsel, before filing the Motion for Preliminary Approval.  The Parties agree that all Confirmatory Discovery Materials shared pursuant to this Section 9.1 of the Settlement Agreement shall be treated as confidential and protected information under the November 2, 2017, Stipulated Confidentiality Agreement and Protective Order entered by the Court.  After review by Class Counsel and their experts, all Confirmatory Discovery Materials shall be destroyed and may not be used or shared by Class Counsel for any purpose.  Should Class Counsel determine in good faith that there has been an intentional misstatement by Defendants during the Mediation, Class Counsel may elect to declare the Settlement null and void before filing the Motion for Preliminary Approval.

9.2.Suspension of Dividend

CBL Properties agrees to suspend payment of a dividend on its common stock for the quarter ended June 30, 2019 (payable in July 2019) and the quarter ended September 30, 2019 (payable in October 2019) unless required by applicable rules and regulations for Real Estate Investment Trusts as determined by CBL Properties.  Should CBL Properties make such a payment, Class Counsel has the right to declare this Settlement Agreement null and void and to withdraw any pending Motion for Preliminary Approval or Motion for Final Approval.  However, Class Counsel’s right to declare the Settlement Agreement null and void and to withdraw such Motion shall terminate upon Final Approval.

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9.3.Option to Terminate

If the Court or, in the event of an appeal, any appellate court, refuses to approve, or otherwise modifies any material aspect of this Agreement, any Party may elect to terminate this Agreement and the Settlement as stated below.

9.4.Events Giving Rise to Option to Terminate

This Agreement and the Settlement shall terminate and be cancelled upon delivery by any Party of written notification of its election of a right to terminate within ten (10) business days after any of the following events:

(a)The Court fails to enter a Final Order and Judgment that is consistent in all material terms to this Settlement Agreement.

(b)The Court’s Final Order and Judgment is vacated, reversed, or modified in any material respect on any appeal or other review or in a collateral proceeding occurring prior to the Effective Date;

(c)Class Counsel submits to the Court a Fee and Expense Application seeking more than Twenty Eight Million Dollars;

(d)Any federal or state authorities prevail in a request for material modifications to the Agreement;

(e)The number of valid and timely Requests for Exclusion from the Settlement Class exceeds that which was reasonably anticipated by the Parties in negotiating this Settlement, as more fully described in a separate letter between the Parties; or

(f)The Effective Date does not occur for some other reason.

For purposes of this Agreement, no order of the Court, or modification or reversal on appeal of any order of the Court, concerning the amount in the Attorneys’ Fees Order and/or Incentive Award to the Class Representative shall constitute grounds for cancellation or termination of the Agreement.  Notwithstanding anything to the contrary, the option of any party to terminate this Agreement shall expire upon the Effective Date.

9.5.Effect of Termination

If, for any reason, this Agreement is terminated or fails to become effective, then the Parties shall be deemed to have reverted to their respective status in the Litigation before the Settlement Agreement was signed, and Plaintiff and the Defendants shall proceed in all respects as if this Agreement and any related Orders had not been entered.  Further, neither this Agreement, nor any Order issued by the Court in furtherance of this Agreement, shall have any effect if this Agreement is terminated (for instance, the Court’s certification of any Settlement Class and Preliminary Approval Order shall have no effect whatsoever and may not be used as support for any argument that a class could be certified if there were no settlement, or for any other purpose).

Defendants agree that if this Settlement Agreement is deemed or declared null and void by any Party or is rejected by the Court, or otherwise does not become effective, any trial shall be in Federal Court before Judge Paul Magnuson in whatever venue he will then be sitting.

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X.	NO ADMISSION OF WRONGDOING

10.1.No Admission of Liability

Defendants have vigorously denied, and continue to deny, that they committed any violation of state or federal laws, and have vigorously denied, and continue to deny, all allegations of wrongdoing or liability whatsoever with respect to the Released Claims, including any and all claims of wrongdoing or liability alleged or asserted in the Litigation.  Defendants are agreeing to this Settlement solely as a compromise to avoid the cost and expense of further litigation and because it provides substantial and meaningful benefits to the Settlement Class and will eliminate the substantial burden, expense, and future uncertainties along with the concomitant use of resources and efforts.

10.2.Agreement Not to be Construed as Evidence of Admission

This Agreement and any of its terms, any agreement or Order relating thereto, and any payment or consideration provided for herein, is not and shall not be construed as an admission by Defendants or any of the Released Parties of any fault, wrongdoing, or liability whatsoever.  This Agreement and any of its terms, any agreement, Order, or notice relating thereto, and any payment or consideration provided for herein shall not be offered or submitted by any Party in any civil, criminal, administrative, or other proceeding, as a presumption, concession, or admission of any fault, wrongdoing, or liability on the part of Defendants or any of the Released Parties.

10.3.Exceptions

Nothing contained in this Section shall prevent this Agreement (or any agreement, Order, or notice relating thereto) from being used, offered, or received in evidence in any proceeding to approve, enforce, or otherwise effectuate the Settlement (or any agreement or Order relating thereto) or the Final Order and Judgment.  This Agreement may be filed and used in other proceedings, where relevant, to demonstrate the fact of its existence and of this Settlement, including but not limited to the Released Parties filing the Agreement and/or the Final Order and Judgment in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, waiver, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

XI.	MISCELLANEOUS

11.1.Duty to Cooperate

The Parties promise to cooperate in good faith and to take all actions reasonably necessary to effectuate this Agreement.  Class Counsel (and any affiliate counsel) likewise support this Settlement, will cooperate in good faith and will take all actions reasonably necessary to effectuate this Agreement and will not challenge this Settlement.  It is expressly acknowledged and agreed that no Party will institute, participate in, or encourage any appeal from an Order implementing this Agreement; provided, however, any Party has the right to appeal an Order which is in any way different from the material terms of this Agreement or which materially alters the consideration to be given by or to any Party.  The Parties further agree that if, before the Effective Date, any issues regarding interpretation or implementation of, or compliance with, this Settlement Agreement arise between or among the Parties and such issues cannot be resolved by the Parties themselves, either Party may submit such issues for binding mediation before the Mediator, who will mediate the issues and deliver a recommendation that is binding on the Parties.  In the event that the Mediator is unavailable or unwilling to act in this capacity and the Parties fail to agree upon a substitute individual to do so, either Party may apply to the Mediator’s firm (Upchurch Watson White & Max) for the appointment of a neutral mediator to serve in such capacity.

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11.2.Entire Agreement

This Agreement, and the separate letter referenced in Section 9.4, is the entire agreement between the Parties regarding the subject matter covered by the terms of this Agreement and it supersedes any prior agreements, written or oral, including any term sheet and any written settlement offers or emails exchanged between the Parties regarding the subject matter covered by the terms of this Agreement.  This Settlement Agreement cannot be altered, modified, or amended, except through a writing executed by all Parties.

11.3.Construction of Agreement

This Settlement Agreement shall be construed to effectuate the intent of the Parties to resolve all disputes encompassed by the Agreement.  All Parties have participated in the drafting of this Agreement, and any ambiguity should not be resolved by virtue of a presumption in favor of any Party.  The Settlement Agreement was reached at arm’s-length by Parties represented by counsel.

11.4.Executed in Counterparts

This Settlement Agreement may be executed by exchange of executed signature pages by facsimile or Portable Document Format (“PDF”) as an electronic mail attachment, and any signature transmitted by facsimile or PDF via electronic mail for the purpose of executing this Settlement Agreement shall be deemed an original signature for purposes of this Settlement Agreement.  This Settlement Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

11.5.Notices

Unless otherwise provided herein, any notice, request, instruction, application for Court approval, or application for Court Order sought in connection with the Agreement, other than documents electronically filed with the Court, shall be in writing and delivered personally or sent by certified mail or overnight delivery service, postage pre-paid, with copies by e-mail to the attention of Class Counsel and Defendants’ Counsel (as well as to any other recipients that a court may specify).  As of the date hereof, the respective representatives are as follows:

For the Defendants:	Gregory C. Cook

L. Conrad Anderson IV

Balch & Bingham LLP

1901 Sixth Ave. N., Suite 1500

Birmingham, AL 35203

Tel:  205.226.3426

gcook@balch.com

canderson@balch.com

Michael K. Alston

Samantha A. Lunn

Husch Blackwell LLP

736 Georgia Avenue, Suite 300

Chattanooga, TN 37402

Tel:  423.266.5500

samantha.lunn@huschblackwell.com

michael.alston@huschblackwell.com

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CBL & Associates Properties, Inc.

Attn: Bradley L. Hendrix, Associate Counsel-Management

CBL Center, Suite 500

2030 Hamilton Place Blvd.

Chattanooga, TN 37421

Tel:  423-553-8748

Brad.Hendrix@cblproperties.com

For the Settlement Class:	David M. Buckner

Seth E. Miles

Brett E. von Borke

Buckner + Miles

3350 Mary Street

Miami, FL 33133

Tel:  305.964.8003

david@bucknermiles.com

seth@bucknermiles.com

vonborke@bucknermiles.com

Steve W. Berman

Thomas E. Loeser

Hagens Berman Sobol Shapiro LLP

1301 Second Avenue, Suite 2000

Seattle, WA 98101

Tel:  206.268.9337

toml@hbsslaw.com

Benjamin H. Yormak

Yormak Employment & Disability Law

9990 Coconut Road

Bonita Springs, FL 34135

Tel:  239.985.9691

byormak@yormaklaw.com

11.6.Extensions of Time

The Parties may agree, subject to the approval of the Court where required, to reasonable extensions of time to carry out the provisions of the Agreement.

11.7.Recitals

The Parties hereby agree that each of the Recitals set forth above is true and correct.  Each of the Definitions and Recitals set forth above is expressly incorporated into the remainder of this Agreement.  Each of the Parties agrees not to contest the accuracy of any of the Recitals set forth above.

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11.8.Expenses

Except as specified in Section VIII or as otherwise expressly set forth herein, each Party hereto will pay all of its own fees, costs, and expenses incurred in connection with the Litigation, including fees, costs, and expenses incident to the Mediation, the negotiation, preparation, or compliance with this Agreement, and including any fees, expenses, and disbursements of counsel, accountants, and other advisors.  Nothing in this Agreement shall require Defendants to pay any monies other than as expressly provided herein.

IN WITNESS WHEREOF, the undersigned have caused this Settlement Agreement to be executed as of the dates set forth below.

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ON BEHALF OF CLASS REPRESENTATIVE AND SETTLEMENT CLASS:

WAVE LENGTHS HAIR SALONS OF FLORIDA, INC.

D/B/A SALON ADRIAN

/s/ Adrian J. Church

Date:	April 17, 2019

ON BEHALF OF CLASS COUNSEL:

/s/ David Buckner

Date:	April 17, 2019

David M. Buckner

Seth E. Miles

Brett E. von Borke

Buckner + Miles

3350 Mary Street

Miami, FL  33133

Tel:  305.964.8003

david@bucknermiles.com

seth@bucknermiles.com

vonborke@bucknermiles.com

Steve W. Berman

Thomas E. Loeser

Hagens Berman Sobol Shapiro LLP

1301 Second Avenue, Suite 2000

Seattle, WA 98101

Tel:  206.268.9337

toml@hbsslaw.com

Benjamin H. Yormak

Yormak Employment & Disability Law

9990 Coconut Road

Bonita Springs, FL 34135

Tel:  239.985.9691

byormak@yormaklaw.com

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ON BEHALF OF DEFENDANTS:

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Jeffery V. Curry

Name:	Jeffery V. Curry

Title:	Chief Legal Officer

Date:	April 17, 2019

CBL & ASSOCIATES MANAGEMENT, INC.

/s/ Jeffery V. Curry

Name:	Jeffery V. Curry

Title:	Chief Legal Officer

Date:	April 17, 2019

CBL & ASSOCIATES LIMITED PARTNERSHIP

/s/ Jeffery V. Curry

Name:	Jeffery V. Curry

Title:	Chief Legal Officer

Date:	April 17, 2019

JG GULF COAST TOWN CENTER, LLC

/s/ Jeffery V. Curry

Name:	Jeffery V. Curry

Title:	Chief Legal Officer

Date:	April 17, 2019

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Exhibits

Exhibit 1	List of Covered Malls
Exhibit 2	List of Currently Managed Covered Malls
Exhibit 3	Long Form Class Notice
Exhibit 4	Short Form Class Notice
Exhibit 5	Claim Form
Exhibit 6	Notice Plan
Exhibit 7	List of Tenants Who Previously Sought Exclusion from the Class
Exhibit 8	Disclosures to Tenants Regarding Electricity Charges

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